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                                                                    EXHIBIT 23.1



                               CONSENT OF KPMG LLP


The Board of Directors
Cyberonics, Inc.:

    We consent to the incorporation by reference in the registration statements (Nos. 333-81158, 333-76368, 333-74948, 333-66014, 333-56694, 333-40570,
333-91303, 333-77361, 333-66691, 333-66689, 333-66687, 333-49905, 333-33725 and
333-19785) on Forms S-8 of Cyberonics, Inc. of our report dated May 17, 2002, with respect to the consolidated balance sheet of Cyberonics, Inc. and subsidiary as of April 26, 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for the 52 weeks ended April 26, 2002, which report appears in the April 26, 2002, annual report on Form 10-K of Cyberonics, Inc.



/s/ KPMG LLP


Houston, Texas
July 24, 2002